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                                                                  EXHIBIT 10(ii)


                FIRST AMENDED MANAGEMENT CONTINUITY AGREEMENT


FIRST AMENDED MANAGEMENT CONTINUITY AGREEMENT by and between Ralston Purina Company ("Ralston"), a Missouri corporation, and W. P. McGinnis (the "Executive").

                                   WITNESSETH:

WHEREAS, the Board of Directors, as defined herein, in action taken at its meeting held on November 16, 2000 authorized Ralston to enter into Management Continuity Agreements dated December 21, 2000 (the "2000 MCA") with certain key executives, including the Executive; and

WHEREAS, the Board of Directors, in action taken at its meeting held on January 15, 2001 has authorized Ralston to enter into a First Amended Management Continuity Agreement (the "Agreement") with the Executive; and

WHEREAS, the Board of Directors believes it is imperative, in the event of an attempted Change in Control, as defined herein, that certain key executives continue employment with Ralston or one of its Affiliates, and that Ralston be able to receive and rely upon the advice of such executives on the best interests of Ralston and its shareholders, without concern that the executives may be distracted by uncertainties as to their own position or security; and

WHEREAS, the Executive is a key executive of Ralston and has been selected by the Board of Directors to be offered this Agreement; and

WHEREAS, the Board of Directors believes that the payments which may be made under this Agreement constitute additional reasonable compensation for services to be rendered by the Executive in connection with a Change in Control;

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, Ralston and the Executive amend the 2000 MCA and agree as follows:

ARTICLE 1. DEFINITIONS: For purposes of this Agreement, the following terms shall have the meanings set forth below:

a. AFFILIATE: An Affiliate shall mean any Person who, directly or indirectly or through one or more intermediaries, Controls another Person, is Controlled by another Person, or is under common Control with another Person.

b.    BASE COMPENSATION:  The Base Compensation shall mean the sum of:
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      (i) the Executive's monthly gross salary, whether paid or deferred, for the last full month preceding the Executive's Qualifying Termination or for the last full month preceding the Change in Control, whichever is greater;

      (ii) a one (1) month portion (as if earned ratably over the relevant period) of the Executive's most recent annual (or, if applicable, pro rata portion of the annual) bonus, whether paid or deferred, preceding the Executive's Qualifying Termination or the Change in Control, whichever is greater; and

      (iii)  the greater of the following:

            (A) a one (1) month portion (as if earned ratably over the relevant period) of the Executive's bonus award (base and peer group award, if applicable) most recently made at the end of the full term of an Incentive Plan prior to a Change in Control, whether paid or deferred;
      or
            (B) a one (1) month portion (as if earned ratably over the relevant period) of any amounts attributable to the Executive under all of the Incentive Plans in effect at the time of the Change in Control, calculated through the last full month preceding the Change in Control or, if applicable, preceding the Executive's Qualifying Termination, whichever is greater.

c. BENEFICIAL OWNERSHIP: Beneficial Ownership shall mean "beneficial ownership" as defined in Rule 13d-3 promulgated under Section 13(d) of the Exchange Act.

d. BOARD OF DIRECTORS: The Board of Directors shall mean the Board of Directors of Ralston.

e. BUYER: A Person which, alone or with its Affiliates, purchases the business or businesses of Ralston and its Affiliates in a transaction or transactions described in Article 2(c).

f. CHANGE IN CONTROL: A Change in Control shall mean an occurrence set forth in Article 2.

g. CODE: The Code shall mean the Internal Revenue Code of 1986, as amended.

h. COMMON STOCK: Common Stock shall mean the $.10 par value common stock of Ralston, and such other Ralston voting stock that may be issued, prior to a Change in Control, in lieu of, or in addition to, the Common Stock, as a result of (i) a merger or consolidation of Ralston, (ii) the creation of a class or classes of tracking stock, or (iii) the reclassification of any of the foregoing.

i. CONTINUING DIRECTOR: A Continuing Director shall mean a member of the Board of Directors as of the date hereof, and any other director who was appointed or


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      nominated for election to the Board of Directors by a majority of the
      Continuing Directors then in office.

j. CONTROL: Control (including the terms "controlling", "controlled by" and "under common control with") shall mean the possession of a power, directly or indirectly, whether through ownership of securities, by contract or otherwise:

      (i) to elect a majority of the Board of Directors of a Person; or

      (ii) to direct the business, management and policies of a Person or direct the sale of a substantial portion of its assets.

k. DISABILITY: A Disability shall mean a condition where the Executive suffers a complete inability to perform the Executive's work assignments because of injury or sickness, and such inability is expected to continue indefinitely. To determine Disability, Ralston shall rely on a determination with respect to disability of the Executive made under the Purina Benefit Association Long Term Disability Plan or any successor disability plan. If no such determination has been made within seven (7) months after the Executive's last day worked, or if the Executive is not enrolled in any such Long Term Disability Plan, the determination shall be made by a licensed physician jointly selected by Ralston and the Executive. Fees and expenses of any physician, and all costs of examinations of the Executive, shall be paid by Ralston.

l. DISCOUNT RATE: The Discount Rate shall mean the "applicable interest rate" (and the mortality tables, if applicable) prescribed under
      Section 417(e)(3) of the Code at the time of the Executive's Qualifying Termination.

m. EXCHANGE ACT: The Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

n. GROUP: A Group shall mean "group" as defined in Section 13(d)(3) of the Exchange Act.

o. INCENTIVE PLAN: An Incentive Plan shall mean any cash bonus plan with a term of more than two (2) years but less than five (5) years, including the 1996, 1998 and 2000 Leveraged Incentive Plans (whether or not subject to the terms of the Ralston Purina Company Executive Incentive Compensation Plan) and all similar plans adopted during the term of this Agreement.

p. PAYMENT PERIOD: The Payment Period shall mean the period commencing with the first day of the month following the month in which a Qualifying Termination occurs and continuing for forty-eight (48) months thereafter.


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q.    PERSON: Person shall mean any natural person, firm, individual, company, corporation, partnership, joint venture, joint stock company, limited liability company, business trust, trust, association or any other business organization or entity, whether incorporated or unincorporated, or any division thereof.

r. QUALIFYING TERMINATION: A Qualifying Termination shall mean the Executive's voluntary or involuntary termination of employment, within four (4) years after a Change in Control, from Ralston, a Buyer or an Affiliate or a Successor of the foregoing; provided that, a Qualifying Termination shall not be deemed to occur on account of:

      (i) the Executive's transfer of employment at any time during the term of this Agreement between any two Persons comprised of Ralston or its Successor, and any of their Affiliates; or

      (ii) the Executive's being employed by a Buyer or any Affiliate or Successor of such Buyer, in connection with a Change in Control described in Article 2(c); or

      (iii) the Executive's death.

      Notwithstanding the occurrence of the events in (i) or (ii) above, a Qualifying Termination shall be deemed to occur upon the Executive's voluntary or involuntary termination of employment after any of such events, provided that he no longer remains employed by Ralston, a Buyer, an Affiliate or Successor of either, or by any Person that is under common Control with any of the foregoing.

s. RETIREMENT PLAN: The Retirement Plan shall mean the Ralston Purina Retirement Plan, as amended, or any successor retirement plan adopted by Ralston.

t. SPIN-OFF: A Spin-off shall mean a spin-off, reverse spin-off or similar type of transaction, including a management-led leveraged buyout, resulting in the disposition to Ralston's shareholders, or to a management-led leveraged buyout group, of all or substantially all of the stock and/or assets of any business conducted by Ralston and/or its Affiliates.

u. SUCCESSOR: A Successor shall mean (i) the continuing, surviving or successor Person which is created, or remains in existence, upon the merger or consolidation of two Persons; or (ii) a Person which otherwise succeeds (by operation of law, contract or otherwise) to the rights, duties or interests of another Person.

v. SUPPLEMENTAL PLAN: The Supplemental Plan shall mean the Ralston Purina Supplemental Retirement Plan, as amended, or any successor supplemental retirement plan adopted by Ralston.


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ARTICLE 2.  CHANGE IN CONTROL:  A Change in Control will occur if there is:

      a. Such a change in the membership of the Board of Directors that Continuing Directors shall have ceased (for any reason) to constitute at least a majority of the Board of Directors; or

      b. An acquisition by any Person or Group, or by a Person and its Affiliates or by a Group and Affiliates of members of such Group, of the Beneficial Ownership of fifty percent (50%) or more of the then-outstanding Common Stock of Ralston (other than acquisitions by Ralston, a Ralston Affiliate, or any trustee or other fiduciary holding Ralston Common Stock pursuant to the terms of any Ralston benefit plan); or

      c. Either of the following: (i) a sale of all or substantially all of the assets of Ralston in a transaction subject to the provisions of Section 351.400 of the Revised Statutes of Missouri; or (ii) a sale or other disposition to a Person or a Group, or to a Person and its Affiliates or to a Group and Affiliates of members of such Group, (excluding a sale or disposition to an Affiliate or Affiliates of Ralston), of all or substantially all of the assets of those businesses of Ralston and its Affiliates which, in the aggregate, accounted for (as of the end of the fiscal quarter ending coincident with or immediately preceding such sale) all or substantially all of Ralston's operating profit; or

      d. A merger, share exchange, reorganization or consolidation of Ralston with any other Person other than an Affiliate of Ralston (a "Business Combination"), unless the voting power of the Common Stock outstanding immediately before such Business Combination continues to represent, immediately following such Business Combination (either by remaining outstanding or by being converted into voting securities of the Person surviving after such Business Combination or its Affiliate), more than 50% of the combined voting power of the then-outstanding voting securities of such surviving Person (or its Affiliate) including (if applicable) Ralston; or

      e. A finding by a majority of the Continuing Directors that a sale, disposition, merger or other transaction or event designated by such Continuing Directors in their sole discretion shall, under this Agreement, constitute a Change in Control with respect to the Executive.

      Notwithstanding the foregoing, in no event shall a Spin-off be deemed to constitute a Change in Control.

ARTICLE 3. OPERATION OF AGREEMENT: This Agreement shall not create any obligation on the part of Ralston or its Affiliates, or the Executive, to continue the Executive's


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employment relationship. Anything in this Agreement to the contrary notwithstanding, the Executive shall not be entitled to Severance Benefits, as defined below, under this Agreement unless and until there has been a Change in Control and the Executive has had a Qualifying Termination. Except as hereinafter provided, this Agreement shall not affect any other benefit program (as such programs may be amended) applicable to the Executive; provided, that, by execution of this Agreement, the Executive hereby waives any and all claims to benefits under any termination or severance plan or similar severance arrangement offered by Ralston or its Affiliates to all or some of their employees during the term of this Agreement, that would otherwise be payable to the Executive on account of, or coincident with, a Change in Control and termination of employment.

ARTICLE 4. SEVERANCE BENEFITS: If the Executive remains in the employ of Ralston or one of its Affiliates until a Change in Control has occurred, then upon the Executive's Qualifying Termination within four (4) years after a Change in Control, the Executive shall be entitled to the following benefits ("Severance Benefits"), subject to withholding of any federal, state or local taxes which, in the opinion of counsel for the payor of the Severance Benefits, are required to be withheld, and further subject to Article 5 of this Agreement:

a. Payment in a lump sum in cash, within sixty (60) days of the Executive's Qualifying Termination, of an amount equal to the Executive's Base Compensation multiplied by forty-eight (48); and

b. Continuation, from the date of the Executive's Qualifying Termination and continuing during the Payment Period, of life, health, accident, disability and fringe benefits no less favorable than those provided to the Executive under life, health, accident, disability and fringe benefit plans and programs in effect immediately prior to the Change in Control (including, but not limited to, the Partnership Life Plan, Split Dollar Second to Die Program, Executive Life Plan, Purina Health Care Plan, Executive Health Plan, Voluntary Personal Accident Plan, Long Term Disability Plan, Executive Long Term Disability Plan, Financial Planning Program, Morgan Online Program, Group Personal Excess Liability Plan, Company Car Program and the Company Car Allowance Program), subject to all terms and conditions of such plans immediately prior to such Change in Control including, but not limited to, provisions regarding the extent and duration of spouse and dependent coverage, and subject to payment of premiums, if any, charged at rates no greater than those paid by active employees under the rate structure in effect immediately prior to the Change in Control; and further provided, that such health benefits shall not terminate at the end of the Payment Period but shall continue for the lifetime of the Executive and, with respect to the Executive's spouse and dependents, for such period provided under the aforesaid provisions regarding the extent and duration of spouse and dependent coverage, and subject to payment of premiums charged at rates no greater than those paid by active employees under the rate structure in effect immediately prior to the Change in Control; and


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c. Payment in a lump sum in cash, within sixty (60) days of the Executive's
   Qualifying Termination, of the present value (calculated as of the date of the Qualifying Termination using the Discount Rate) of an annuity amount determined as the difference between (A) and (B), where (A) is the dollar value of the actual benefits (payable in the form of a single life annuity with 60 monthly payments guaranteed), if any, to which the Executive, or the Executive's beneficiary, is entitled under the Retirement Plan and the Supplemental Plan (excluding amounts accrued in the PensionPlus Match Account in the Retirement Plan) as of the Qualifying Termination Date; and where (B) is the dollar value of the benefits (payable in the form of a single life annuity with 60 monthly payments guaranteed), if any, under the Retirement Plan and the Supplemental Plan (excluding amounts accrued in the aforesaid PensionPlus Match Account) which the Executive, or the Executive's beneficiary, would have been entitled to receive as of the end of the applicable Payment Period if the Executive had remained employed by Ralston or one of its Affiliates during the applicable Payment Period at a compensation level equal to the Executive's Base Compensation. In calculating the lump sum payable as of the date of the Qualifying Termination, this annuity amount (determined as the difference between (A) and (B) above) is assumed to be payable to the Executive in the form of a single life annuity with 60 monthly payments guaranteed commencing on the date of the Qualifying Termination; and

d. If the Executive, at the time of the Qualifying Termination, is at least 48 years old but not yet age 55, monthly payments equal in amount to those the Executive would be entitled to receive pursuant to the Retirement Plan and the Supplemental Plan (excluding amounts accrued in the PensionPlus Match Account) if paid in the form of a single life annuity. The payments shall be calculated as if the Executive were age 55 but with years of service equal to the Executive's "credited service" (as defined in the Retirement Plan) as of the Qualifying Termination. Such payments shall commence upon the first day of the month following the later to occur of the Qualifying Termination or the attainment of age 50, and shall be paid to the Executive (or his or her beneficiary designated under Article 6) until the date the Executive attains or would have attained age 55. Alternatively, if the Executive is eligible to receive benefits from the Retirement Plan (other than the PensionPlus Match Account benefits) in the form of a lump sum, the Executive may elect to receive a lump sum equal to the present value, calculated using the Discount Rate, of the monthly benefits provided for in this Article 4(d); and

e. During the Payment Period, the Executive may request in writing, and the Company shall at its expense engage within a reasonable time following such written request, an outplacement counseling service of national reputation to assist the Executive in obtaining employment. The Executive shall be entitled to outplacement services which are customary for someone in the Executive's position.


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ARTICLE 5.  EXCISE TAXES AND GROSS-UP PAYMENT:

a. Anything in this Agreement to the contrary notwithstanding, and except as set forth below, in the event it shall be determined under the provisions of
   Article 5(b) that any payment or distribution by Ralston, a Buyer, or any Successor or Affiliate of the foregoing ("Payor"), to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including without limitation any other plan, arrangement or agreement with such Payor, and including a determination (i) with regard to the value of any accelerated vesting of stock awards or other forms of compensation, if such vesting occurs as a result of a Change in Control; but (ii) without regard to any additional payments required under this Article 5) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment"). This Gross-Up Payment shall be equal to an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, (i) any income and FICA taxes (and any interest and penalties imposed with respect thereto) and (ii) Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Ralston's obligation to make Gross-Up Payments under this
   Article 5(a) shall not be conditioned upon the Executive's Qualifying Termination of Employment. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in either the state and locality of the Executive's place of employment at the time of the Change in Control or in the state and locality of residence at the time or times of payment, as applicable, net of the maximum reduction in federal income taxes that could be obtained from the deduction of the state and local taxes.

   Notwithstanding the foregoing provisions of this Article 5(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110 percent of the greatest amount (the "Reduced Amount") that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive, and the Payments, in the aggregate, shall be reduced to the Reduced Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the Payments under
   Article 4(a) hereof, and in any event shall be made in such a manner as to maximize the value of all Payments actually made to the Executive. For purposes of reducing the payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of


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   amounts payable under this Agreement would not result in the payment of the
   Reduced Amount, no amounts payable under this Agreement shall be reduced.

b. Ralston shall provide written notice to the Executive with respect to each Payment promptly after it occurs, setting forth the nature of such Payment. Subject to the provisions of Article 5(c), all determinations required to be made under this Article 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Executive (the "Accounting Firm"). Within 15 days after the Accounting Firm has been notified by the Executive or Ralston that a Payment has occurred, the Accounting Firm shall provide detailed supporting calculations with respect to such Payment both to Ralston and the Executive. All fees and expenses of the Accounting Firm shall be borne solely by Ralston. Any Gross-Up Payment, as determined pursuant to this Article 5, shall be paid by Ralston to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon Ralston and the Executive. As a result of any uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Ralston should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Ralston exhausts its remedies pursuant to
   Article 5(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Ralston to or for the benefit of the Executive.

c. The Executive shall notify Ralston in writing of any written communication from the Internal Revenue Service or other taxing authority concerning the Gross-Up Payment or other matters arising under this Agreement. Such notification shall be given as soon as practicable but no later than ten business days after the Executive receives such written communication and shall apprise Ralston of the content of such communication. Failure to give timely notice shall not be deemed to prejudice the Executive's rights to Gross-Up Payment and rights of indemnity hereunder.

   The Executive shall not pay any claim pursuant to such written communication prior to the expiration of the 30-day period following the date on which the Executive gives such notice to Ralston (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Ralston notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) give Ralston any information reasonably requested by Ralston relating to such claim, (ii) take such action in connection with contesting such claim as Ralston shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Ralston, (iii) cooperate with Ralston in good faith in order to


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   effectively contest such claim, and (iv) permit Ralston to participate in any proceedings relating to such claim; provided, however, that Ralston shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, such that after payment by the Executive of any and all income taxes, Excise Taxes and FICA taxes (including any interest and penalties imposed with respect thereto) ("Taxes") that may be imposed as a result of such representation and payment of costs and expenses by Ralston, the Executive retains an amount equal to such Taxes. Without limitation on the foregoing provisions of this Article 5(c), Ralston shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay Taxes claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Ralston shall determine; provided, however, that if Ralston directs the Executive to pay such claim and sue for a refund, Ralston shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless such that, after payment by the Executive of Taxes imposed with respect to such advance or with respect to any imputed income with respect to such advance, the Executive retains an amount equal to such Taxes. Furthermore, Ralston's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority unrelated to the subject matter of this Agreement.

d. If, after the receipt by the Executive of an amount advanced by Ralston pursuant to Article 5(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to Ralston's complying with the requirements of Article 5(c)) promptly pay to Ralston the amount of such refund (together with any interest paid or credited thereon after Taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by Ralston pursuant to Article 5(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Ralston does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be deemed to be a part of the Gross-Up Payment and shall not be required to be repaid.

ARTICLE 6. DESIGNATED BENEFICIARY: The Executive, by notice in accordance with
Article 12 hereof, may designate a beneficiary or contingent beneficiaries to receive the Severance Benefits described in Article 4 and the Gross-Up Payment described in Article 5 in the event of the Executive's death following the Executive's Qualifying Termination but prior to payment in full by Ralston, its Successor or assigns. The Executive may, from time to time, revoke or change any such designation of beneficiary. Any


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designation of beneficiary made pursuant to this Agreement shall be controlling over any other designation made by the Executive, testamentary or otherwise; provided, that if Ralston shall be in doubt as to the right of a beneficiary to receive payments, it may determine in its sole discretion to pay such amounts to the legal representative of the Executive's estate.

ARTICLE 7. EARLY SEPARATION: In the event that, prior to a Change in Control, the Executive executes a separation agreement with Ralston or any of its Affiliates during the term of this Agreement which, by its terms, specifically addresses issues related to the Executive's termination of employment and benefits to be paid upon such termination, all of the Executive's rights, claims and entitlements under this Agreement shall terminate even if, under the terms of such separation agreement, the Executive remains employed by Ralston or one of its Affiliates for a period of time after execution of such separation agreement.

ARTICLE 8. RESTRICTIONS: The Executive agrees, as a condition of receiving the Severance Benefits described under Article 4 or the Gross-Up Payment described under Article 5, that during the Payment Period, the Executive will not, as an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity (excluding Ralston, a Buyer, or a Successor or Affiliate of the foregoing), directly or indirectly, other than as a 2% or less shareholder of a publicly traded corporation, do any of the following:

      (a) carry on any business, or become involved in any business activity, which is competitive with the business conducted by Ralston or an Affiliate immediately prior to a Change in Control; or

      (b) induce or attempt to induce, or assist anyone else to induce or attempt to induce, any customer of Ralston to discontinue its business with Ralston or disclose to anyone else any confidential information relating to the identities, preferences, and/or requirements of any such customer.

      The Executive agrees (i) that the restraints contained in this Article 8, both separately and in total, are reasonable in view of the legitimate interests of Ralston in protecting its trade secret information and business relationships; and (ii) to disclose to any potential future employer during the Payment Period, the terms of the restrictions against competition contained in this Article 8.

      If any provision or subpart of this Article 8 is adjudicated to be invalid or unenforceable under applicable law, the validity or enforceability of the remaining provisions and subparts shall be unaffected. If any provision or subpart of this Article 8 is adjudicated to be invalid or unenforceable because it is overbroad or unreasonable, that provision or subpart shall not be void but rather shall be limited to the extent required to make it reasonable and shall be enforced as so limited.


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

         In the event of a breach of this Article 8, Ralston (i) shall have no further liability for any of the Severance Benefits described in Article 4 and the Gross-Up Payment described in Article 5 that have not been paid as of the date of the breach, or (ii) shall be entitled, in addition to any other legal or equitable remedies it may have, to temporary, preliminary and permanent injunctive relief restraining such breach.

ARTICLE 9. SUCCESSORS AND ASSIGNS: This Agreement shall inure to the benefit of, and be binding upon, Ralston and its Successors. Ralston may not assign this Agreement without the Executive's prior written consent. Ralston will require any Person to which it assigns this Agreement to assume expressly the Agreement and agree to perform this Agreement in the same manner and to the same extent that Ralston would be required to perform it if no such assignment had taken place. No assignment of this Agreement shall relieve Ralston from liability for any of its obligations hereunder, and in the event of any such assignment, Ralston or its Successor shall continue to remain primarily liable for payment of the Severance Benefits described in Article 4 and the Gross-Up Payment in
Article 5 and for the performance and observance of the agreements provided herein to be performed and observed by Ralston. The Executive shall have no right to transfer or assign the right to receive any Severance Benefits under
Article 4 and the Gross-Up Payment under Article 5 of this Agreement, except as permitted under Article 6.

ARTICLE 10. COSTS: Irrespective of the success of the Executive's claim, Ralston will reimburse the Executive, or the legal representative of the Executive's estate, for reasonable attorney's fees and costs in the event that the Executive brings legal action to enforce payment by Ralston, its Affiliates or assigns, or any Successors to any of the foregoing, of the Severance Benefits described in
Article 4 and the Gross-Up Payment under Article 5 (plus interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code on payments of such Severance Benefits and the Gross-Up Payment due but not timely made).

ARTICLE 11. TERM OF AGREEMENT: This Agreement shall expire upon the earliest of the following to occur:

         (a) five (5) years from its effective date, unless extended by the Board of Directors on or before such expiration date;

         (b) if a determination of the Executive's Disability is made before a Change in Control while this Agreement is in effect, the day following such determination; or

         (c) if the Executive ceases to be employed with Ralston and any of its Affiliates prior to a Change in Control, the last day of such employment; provided that, if the Executive and Ralston or one of its Affiliates enters into a separation agreement as described in Article 7 while this Agreement is in effect, the effective date of such separation agreement.


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
After the expiration of this Agreement, the Executive shall have no rights to any Severance Benefits described in Article 4 and the Gross-Up Payment described in Article 5; provided however, if a Change in Control occurs prior to the expiration of this Agreement, then the Executive shall be entitled to the Gross-Up Payment described in Article 5 and, upon a subsequent Qualifying Termination, Severance Benefits described in Article 4, and the term of this Agreement shall be extended until the latest to occur of the following: (a) the expiration of the Payment Period; (b) if the Executive is eligible for monthly payments pursuant to Article 4(d), the date of the final payment thereunder; (c) the date of the final Gross-Up Payment due under Article 5; or (d) the expiration of the period for which health benefits are to be provided under
Article 4(b).

ARTICLE 12. NOTICE: Any notice or other communication required or permitted hereunder is deemed delivered when delivered in person; on the next business day when sent by an overnight delivery service; or on the third business day when sent by U.S. mail service, as follows:

TO RALSTON:                         Corporate Secretary
                                    Ralston Purina Company
                                    Checkerboard Square
                                    St. Louis, MO  63164

TO THE EXECUTIVE:                   ________________________
                                    ________________________
                                    ________________________

ARTICLE 13. VENUE: ANY ACTION OR LEGAL PROCEEDING TO ENFORCE PAYMENT OF SEVERANCE BENEFITS DESCRIBED IN ARTICLE 4 OR COMPLIANCE WITH THE COVENANTS CONTAINED IN ARTICLES 5 OR 8 OF THIS AGREEMENT SHALL BE BROUGHT IN A FEDERAL OR STATE COURT LOCATED WITHIN THE EASTERN DISTRICT OF MISSOURI, AND THE PARTIES TO THIS AGREEMENT CONSENT TO THE JURISDICTION AND VENUE OF SUCH COURT.

ARTICLE 14. MISSOURI LAW TO GOVERN: This Agreement shall be governed by the laws of the State of Missouri without regard to its conflict of laws provisions.

ARTICLE 15. ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes and replaces any previous management continuity agreement or any employment contract (oral or written) between Ralston and the Executive relating to severance payments after a


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
Change in Control, and upon the execution of this Agreement, both parties agree that any prior agreement or employment contract covering severance payments (or other severance-type payments) after a Change in Control shall be considered null and void and of no further effect.

IN WITNESS WHEREOF, Ralston and the Executive have executed this Agreement effective as of the 6th day of April, 2001.


ATTEST:                                     RALSTON PURINA COMPANY


________________________                    ___________________________________
Nancy E. Hamilton                           S. M. Rea
VP & Corporate Secretary                    Vice President and General Counsel


WITNESS:

________________________                    ___________________________________
                                            W. P. McGinnis


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